EXHIBIT 10.3
APPLIED INDUSTRIAL TECHNOLOGIES, INC.
DEFERRED COMPENSATION PLAN
(Post-2004 Terms)
WHEREAS, effective as of July 1, 1993, Bearings, Inc., the predecessor plan sponsor to Applied Industrial Technologies, Inc. (hereinafter referred to as the “Company”), established the Bearings, Inc. Deferred Compensation Plan which is now known as the Applied Industrial Technologies, Inc. Deferred Compensation Plan (hereinafter referred to as the “Plan”), to provide key employees of the Company and its Affiliates with a means by which to defer receipt of all or a portion of their incentive compensation received from the Company; and
WHEREAS, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter referred to as “Section 409A”) and to facilitate administration of certain nonqualified deferrals thereunder, the Plan is hereby bifurcated effective January 1, 2005 into two parts; namely, one part that consists of the Plan, as in effect on October 3, 2004 (hereinafter referred to as the “Frozen Terms”), which is hereby frozen and which shall not be modified except as permitted under Section 409A so as to preserve the grandfathered status of deferrals and related earnings thereunder, and the second part that shall consist of the post-2004 terms of the Plan, as amended effective January 1, 2005, for compliance with Section 409A (hereinafter referred to as the “Post-2004 Terms”); and
WHEREAS, deferrals earned or vested after December 31, 2004, and before the Plan was bifurcated and amended have been made and administered in good faith in accordance with the requirements of Section 409A;
NOW, THEREFORE, effective January 1, 2005, the Post-2004 Terms of the Plan is hereinafter set forth.

ARTICLE I
DEFINITIONS
1.1 Definitions. As used herein, the following words shall have the meanings hereinafter set forth unless otherwise specifically provided.
(1) The term “Affiliate” shall mean any member of a controlled group of corporations (as determined under Section 414(b) of the Code) of which the Company is a member and any member of a group of trades or business under common control (as determined under Section 414(c) of the Code) with the Company; any member of an affiliated service group (as determined under Section 414(m) of the Code) of which the Company is a member; and any other entity which is required to be aggregated with the Company pursuant to the provisions of Section 414(o) of the Code.
(2) The term “Award” shall mean the aggregate benefit payable to a Plan Participant under an Incentive Plan or a Performance Plan for a Fiscal Year.
(3) The term “Beneficiary” shall mean the person or persons who, in accordance with the provisions of Article V, is entitled to distribution hereunder in the event a Participant dies before his interest under the Plan has been distributed to him in full.
(4) The term “Board” shall mean the Board of Directors of the Company.
(5) The term “Change in Control” shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A.
(6) The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.
(7) The term “Committee” shall mean the Executive Organization and Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan. The Committee shall be constituted so as to satisfy any applicable legal requirements including the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any similar rule which may subsequently be in effect. The members shall be appointed by, and serve at the pleasure of, the Board and any vacancy on the Committee shall be filled by the Board.

(8) The term “Common Shares” shall mean the common stock of the Company.
(9) The term “Company” shall mean Applied Industrial Technologies, Inc., its corporate successors, and any corporation into or with which it is merged or consolidated.
(10) The term “Comprehensive Plan” shall mean the Applied Industrial Technologies, Inc. Comprehensive Deferred Compensation and Supplemental Benefit Plan (formerly known as the Bearings, Inc. Comprehensive Deferred Compensation and Supplemental Benefit Plan.)
(11) The term “Deferral” shall mean that portion of an Award which a Participant elects to defer pursuant to the terms of the Post-2004 Terms.
(12) The term “Deferral Account” shall mean the bookkeeping account established under the Plan in the name of each Participant to reflect the Deferrals of such Participant.
(13) The term “Election Form” shall mean the form which may be electronic, telephonic or hard copy and on which a Director elects to defer compensation under the Post-2004 Terms as provided in Section 2.1.
(14) The term “Eligible Employee” shall mean any highly compensated or select management employee of the Company or an Affiliate who is designated by the Committee to participate in an Incentive Plan or Performance Plan with respect to a particular Fiscal Year.
(15) The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a section of ERISA shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.
(16) The term “Fair Market Value” shall mean the average of the high and low prices of a Common Share as reported on the composite tape for securities listed on the New York Stock Exchange for the date in question, provided that if no sales of Common Shares were made on said exchange on that date, the average of the high and low prices of a Common Share as reported on said composite tape for the nearest preceding day on which sales of Common Shares were made on said Exchange.

(17) The term “Fiscal Year” shall mean the fiscal year of the Company, which begins on each July 1 and ends on the subsequent June 30.
(18) The term “Frozen Terms” shall mean the terms of the Plan, as in effect on October 3, 2004.
(19) The term “Fund” shall mean any investment fund designated by the Committee in which Deferrals are deemed to be invested; provided, however, that one such Fund shall be deemed to be invested in Common Shares.
(20) The term “Incentive Plan” shall mean any incentive plan adopted by the Board for key employees.
(21) The term “Participant” shall mean an Eligible Employee who elects to defer all or any portion of an Award under the Plan pursuant to the provisions of Article II.
(22) The term “Performance-Based Compensation” shall mean compensation that is not equity-based compensation and that is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Fiscal Year performance period of at least twelve consecutive months in which Participants perform services. Performance criteria shall be established in writing not later than ninety days after the commencement of the period of service to which the criteria relate. Compensation shall not be Performance-Based Compensation if any amount or portion will be paid regardless of performance or is based upon a level of performance that is substantially certain to be met at the time the criteria are established.
(23) The term “Performance Plan” shall mean any long term performance plan approved by Company shareholders for key employees.
(24) The term “Plan” shall mean the Applied Industrial Technologies, Inc. Deferred Compensation Plan which, effective as of January 1, 2005, shall consist of the Frozen Terms and the Post-2004 Terms and which is part of the Comprehensive Plan and listed on Exhibit A attached thereto.
(25) The term “Post-2004 Terms” shall mean the terms of the Plan with respect to Deferrals earned or vested after December 31, 2004, which are set forth herein, with all amendments, supplements, and modifications hereafter made.
(26) The term “Section 409A” shall mean Section 409A of the Code, and the regulations and rulings promulgated thereunder.

(27) The term “Separation from Service” shall mean the termination of employment of a Participant with the Company and all Affiliates for any reason other than death; provided, however, that a Company-approved leave of absence shall not be considered a termination of employment if the leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided either by statute or by contract. Notwithstanding the foregoing, whether or not a Participant has incurred a Separation from Service shall be determined in accordance with Section 409A.
(28) The term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A and the Company’s Specified Employee identification policy.
(29) The term “Trust” shall mean the trust maintained pursuant to the terms of the Applied Industrial Technologies, Inc. Supplemental Executive Retirement Benefits Trust Agreement with all amendments, supplements, and modifications.
(30) The term “Unforeseeable Emergency” shall be defined and determined in accordance with the provisions of Section 409A, which include a severe financial hardship of a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152 of the Code (without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code); a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home by natural disaster not otherwise covered by insurance); or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
(31) The term “Valuation Date” shall mean the last day of each Fiscal Year quarter and any other date as may be designated as such by the Committee.
1.2 Construction. Where necessary or appropriate to the meaning herein, the singular shall be deemed to include the plural and the masculine pronoun to include the feminine.

ARTICLE II
ELECTIONS BY ELIGIBLE EMPLOYEES
2.1 Participation and Elections to Defer. Each Eligible Employee who was participating in the Plan under the Frozen Terms as of December 31, 2004, and who continues to be an active Eligible Employee shall be eligible to continue to participate in the Plan under the Post-2004 Terms as of January 1, 2005. Eligible Employees who were participating in the Plan under the Frozen Terms and Eligible Employees who became Eligible Employees on or after January 1, 2005, shall be eligible to participate in the Plan under the Post-2004 Terms with respect to services performed after December 31, 2004 that give rise to Awards. As a condition of participation in the Plan, an Eligible Employee must complete, sign, and return to the Committee a Deferral Election Form (including a form in electronic, telephonic, or other format) (an “Election Form”) within the times permitted hereunder for making elections. A Participant’s Election Form shall specify the amount or percentage of an Award being deferred and the time and form of payment in accordance with Article IV. The election to defer, including the election of the time and form of payment, shall be irrevocable as of the dates specified in Section 2.2. Pursuant to Article IV, a Participant may make a subsequent election to delay payment and change the form of payment of a Deferral. Under no circumstances may any election to defer be made under the Post-2004 Terms unless the Award to be deferred is “fiscal year compensation.” For purposes of the Post-2004 Terms, “fiscal year compensation” means compensation relating to a period of service coextensive with one or more Fiscal Years of the Company, of which no amount is paid or payable during the service period.
2.2 Time of Elections.
(a) Non-Performance-Based Compensation. On or before each June 30 immediately preceding the first Fiscal Year during which services giving rise to an Award that is not Performance-Based Compensation will be performed, an Eligible Employee may elect to defer receipt of all or a portion of such an Award that he may receive under an Incentive Plan or a Performance Plan as a Deferral under the Plan. Such election shall be irrevocable, upon delivery of the Election Form to the Committee, as of the end of such June 30 with respect to the Award for which an election has been made.
(b) Performance-Based Compensation. On or before each December 31 that is at least six months before the end of the performance period for an Award that is Performance-Based Compensation, an Eligible Employee may elect to defer receipt of all or a portion of an Award of Performance-Based Compensation that he may receive under an Incentive Plan or a Performance Plan as a Deferral under the Plan; (i) provided that the Eligible Employee has continuously performed services from a date no later than 90 days after the commencement of the performance period through a date no earlier than the date on which the deferral election is made, and (ii) provided further that in no event shall such election be made after such Award has become both substantially certain to be paid and readily ascertainable. Such election shall be irrevocable as of the end of each December 31 with respect to the Award for which an election has been made.

(c) New Hires and Promotions. In the first Fiscal Year in which an Eligible Employee becomes eligible to participate in the Plan (taking into consideration eligibility under all other nonqualified account balance plans of the Company and any Affiliate that are required to be aggregated with the Plan under Section 409A in determining whether such Fiscal Year is in fact the first year of eligibility), such Eligible Employee may make an initial deferral election within 30 days of becoming first eligible with respect to that portion of an Award that relates to services to be performed subsequent to the election. Such an election shall be irrevocable.
2.3 Special Transition Elections.
(a) Changes in Payment Elections. During 2005, 2006, 2007, and 2008, a Participant may make elections to receive payment of his Deferrals without complying with the requirements of Section 4.3; provided that such election(s) shall only be effective:
(i)
If made in 2006, it shall be applicable only with respect to amounts that would not otherwise be payable in 2006 and shall not cause an amount to be paid in 2006 that would not otherwise be payable in 2006; and

(ii)
If made in 2007, it shall be applicable only with respect to amounts that would not otherwise be payable in 2007 and shall not cause an amount to be paid in 2007 that would not otherwise be payable in 2007; and

(iii)
If made in 2008, it shall be applicable only with respect to amounts that would not otherwise be payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

(b) 2005 Deferral Elections. In accordance with Q&A-21 of Notice 2005 — 1 and Section 3.06 of Notice 2006-79, initial deferral elections for calendar year 2005 were permitted to be made on or before March 15, 2005, with respect to amounts that were not paid or payable at the time of such election.
2.4 Other Election Provisions. Each deferral election shall indicate the allocation of the Deferral to be deemed invested in the Funds. Subject to the provisions of Article IV and Section 5.7, amounts deferred pursuant to any election hereunder shall be deemed invested and shall be distributed in the manner and at the time set forth on the applicable Election Form.

ARTICLE III
ACCOUNTS AND INVESTMENTS
3.1 Establishment and Crediting of Accounts. The Deferral Account of each Participant shall have subaccounts, which shall reflect the Funds into which Deferrals are deemed invested and credited pursuant to the applicable Election Form filed by the Participant with the Committee. The crediting of any Deferral or portion thereof deemed to be invested in a Fund shall be made to a Participant’s Deferral Account within 30 days after the date on which the Deferral would otherwise have been payable to the Participant under the applicable Incentive Plan or Performance Plan, and Common Shares of a Fund so credited to a Deferral Account shall be valued at Fair Market Value.
3.2 Amount of Deferrals.
(a) Prior to July 1, 2007. Effective for Awards related to Fiscal Years beginning prior to July 1, 2007, if a Participant (i) elects to have less than 50% of any Award from an Incentive Plan deferred under the Plan as a Deferral, or (ii) elects to have any stock portion of an Award from a Performance Plan deferred under the Plan as a Deferral, 100% of the amount of such Deferral shall be credited to his Deferral Account and subaccounts in accordance with his duly filed Election Form. Effective for Awards related to Fiscal Years beginning prior to July 1, 2007, if a Participant (i) elects to have at least 50% of an Award from an Incentive Plan deferred under the Plan as a Deferral and further elects to have at least 50% of such Award deemed to be invested in a Fund comprised of Common Shares, or (ii) elects to have any cash portion of an Award from a Performance Plan deferred under the Plan as a Deferral and further elects to have any portion of such Award deemed to be invested in a Fund comprised of Common Shares, 110% of the amount of such Deferral deemed so invested in Common Shares shall be credited to his Deferral Account and subaccounts in accordance with the terms of his duly filed Election Form.
(b) After June 30, 2007. Effective for Awards related to Fiscal Years beginning after June 30, 2007, 100% of the amount of an Eligible Employee’s Deferral shall be credited to his Deferral Account and subaccounts in accordance with his duly filed Election Form.
3.3 Adjustment of Accounts. As of each Valuation Date, the value of each Deferral Account shall be adjusted to reflect deemed earnings, losses, and dividends determined by the Committee. Common Shares of a Fund credited to any Deferral Account shall be valued at Fair Market Value. Records shall relate such adjustments to Deferrals based upon common distribution dates elected by the Participant.

ARTICLE IV
DISTRIBUTION OF ACCOUNTS
4.1 Form of Payments. The value of a Participant’s Deferral Account deemed invested in a Fund comprised of Common Shares shall be distributed in Common Shares and the value of a Participant’s Deferral Account deemed otherwise invested shall be distributed in cash. Such value shall be determined as of the most recent Valuation Date. Subject to the provisions of Section 4.2, a distribution from a Participant’s Deferral Account with respect to a particular Award shall be made either in a lump sum or in substantially equal annual installments over a period of not more than ten years and commencing as of a date specified in such Participant’s Election Form.
4.2 Time of Payments. In accordance with the provisions of Section 409A, a Participant shall specify on his Election Form an objectively determinable payment date, which may include attainment of a specific age or Separation from Service, at the time he defers an Award. Except as otherwise provided in this Article IV, distribution of the value of a Deferral (and related earnings and losses) from a Participant’s Deferral Account with respect to a particular Award shall commence within 60 days of the date specified for commencement in his applicable Election Form; provided, however, that if such 60-day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the calendar year of payment. Notwithstanding any other provision of the Plan to the contrary, a distribution payable to a Specified Employee due to a Separation from Service shall not be distributed, or begin to be distributed, until the first day of the seventh month following his Separation from Service. The amount of the first payment shall include the accumulated amount of the payments, if any, that would otherwise have been made during the first six months but for the fact that the Participant is a Specified Employee.
4.3 Changing Time or Form of Payments. A Participant may elect to delay payment or to change the form of payment if all the following conditions are met:
(i)	Such election will not take effect until at least twelve months after the date on which the election is made; and
(ii)	The payment with respect to which such election is made is deferred for a period of not less than five years from the date such payment would otherwise be made; and
(iii)
Any election for a “specified time (or pursuant to a fixed schedule)” within the meaning of Section 409A(a)(2)(A)(iv) of the Code, may not be made less than twelve months prior to the date of the first scheduled payment.

To the extent permitted under Section 409A, installment payments shall be treated as a single payment.
4.4 No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Participant’s Deferral Account shall be permitted.

4.5 Emergency Distribution. Upon the written request of a Participant and the showing of an Unforeseeable Emergency, the Committee may, upon its determination that such an emergency exists, direct that an amount of such Participant’s Deferral Account be paid to him. The amount that can be paid shall not exceed the amount necessary to satisfy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated because of such distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship). Payment shall be made within 30 days of the Committee’s determination that an Unforeseeable Emergency exists.
4.6 Distribution Upon Death. In the event that a Participant dies prior to commencement of payments or while receiving payments under the Post-2004 Terms, the Company shall pay his Beneficiary the remainder of his Deferral Account under the Post-2004 Terms in a single sum within 60 days of the Participant’s death. The Company shall provide Participants with the form for designating his Beneficiary. A Participant may change his Beneficiary designation at any time (without the prior consent of any prior Beneficiary) by executing a revised Beneficiary designation form and delivering it to the Company before his death. If no Beneficiary is designated or if the Beneficiary predeceases the Participant or cannot be located, the Participant’s Deferral Account shall be paid to the Participant’s estate.
4.7 Distribution in the Event of a Change of Control. Notwithstanding any other provision of the Post-2004 Terms to the contrary, to the extent permitted under Section 409A, the Deferral Account of a Participant under the Post-2004 Terms shall be distributed to such Participant within ten days following the Change of Control or deferred for payment at a later specified date pursuant to the election made by the Participant on his Election Form.
4.8 Taxes. In the event any taxes are required by law to be withheld or paid from any Deferrals or payments under the Plan, the Committee shall cause such amounts to be withheld from other income or from such payments and shall transmit the withheld amounts to the appropriate taxing authority.

ARTICLE V
MISCELLANEOUS
5.1 Amendment and Termination of Plan. The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no amendment or termination shall affect the rights of Participants to amounts previously credited to their Deferral Accounts.
5.2 Non-Alienation. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his rights or benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Committee may select.
5.3 Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, sister, adult child, or any other individual deemed by the Company to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 5.3 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.
5.4 Plan Non-Contractual. Nothing contained herein shall be construed as a commitment or agreement on the part of any person employed by the Company or an Affiliate to continue his employment with the Company or Affiliate, and nothing herein contained shall be construed as a commitment on the part of the Company or Affiliate to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.
5.5 Taxability of Plan Benefits. This Plan is intended to be treated as an unfunded deferred compensation plan under the Code. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to a Participant or his Beneficiary under Section 409A, the amounts credited to such Participant’s Deferral Account which become so taxable shall be distributed immediately to him; provided, however, that in no event shall amounts so payable under the Plan to a Participant exceed the value of his Deferral Account.
5.6 Funding. The Company may cause Plan benefits to be paid from the Trust which is a grantor trust that provides full funding of the Plan benefits in the event of a potential Change in Control or Change in Control. Subject to the provisions of the Trust, the obligation of the Company under the Plan to provide a Participant or Beneficiary with a benefit constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company. Notwithstanding any other provision of the Plan, Plan benefits shall be limited to the balance of a Participant’s Deferral Account.

5.7 Section 16b Procedures. In conjunction with rules promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, the Company has established Section 16b Procedures which affect certain transactions under the Plan involving Employer Securities held for the benefit of an Officer. Such Procedures, which are hereby incorporated into the Plan shall constitute for all purposes a part of the Plan. In the event that the Procedures conflict with any other provision of the Plan, the Procedures shall override such other provision and shall be controlling. For purposes of this Section, the following terms shall have the meaning hereinafter set forth.
(a) The term “Employer Security” shall mean any qualifying employer security as defined in Section 407(d)(5) of ERISA which is also an equity security as defined under the Securities Exchange Act of 1934, as amended.
(b) The term “Officer” shall mean any person who is designated as an “Officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
(c) The term “Section 16b Procedures” or “Procedures” shall mean the Administrative Procedures Applicable to Officers and Directors Under Employee Benefit Plans Maintained by Applied Industrial Technologies, Inc., effective as of January 1, 1997, with all amendments, supplements, and modifications thereafter made.
5.8 Interpretation. The Board and the Committee shall have full power and authority to interpret, construe, and administer the Post-2004 Terms, and the interpretation and construction thereof and actions thereunder by the Board or the Committee, including any valuation of a Participant’s Deferral Account and the amount or recipient of the payments to be made from such Deferral Account, shall be binding and conclusive on all persons for all purposes. No member of the Board and no designee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.
5.9 Claims Procedures. Generally benefits shall be paid under the Post-2004 Terms without the necessity of filing a claim. An Eligible Employee, Participant, Beneficiary, or other person who believes he is entitled to a benefit under the Post-2004 Terms (hereinafter referred to as the “Claimant”) may file a written claim with the Company. A claim must state with specificity the determination desired by the Claimant.
The Company shall consider the Claimant’s claim within a reasonable time, but no later than 90 days of receipt of the claim. If the Company determines that special circumstances require an extension of time for processing the claim, the Company shall notify the Claimant in writing of the extension before the end of the initial 90-day period and the written notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to make a decision. The extension of time shall not exceed 90 days from the end of the initial 90-day period.

The Company shall notify the Claimant (in writing or electronically) that a determination has been made and that the claim is either allowed in full or denied in whole or in part. If the claim is denied in whole or in part, the Company shall notify (in writing or electronically) such Claimant or an authorized representative of the Claimant, as applicable, of any adverse benefit determination within 90 days of receipt of the claim. Any adverse benefit determination notice shall describe the specific reason or reasons for the denial, refer to the specific Plan provisions on which the determination was based, describe any additional material or information necessary for the Claimant to perfect his claim and explain why that material or information is necessary, describe the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial upon review. If the notification is made electronically, it must comply with applicable Department of Labor Regulations.
Upon receipt of an adverse benefit determination, a Claimant may, within 60 days after receiving notification of that determination, submit a written request asking the Board to review the Claimant’s claim. Each Claimant, when making his request for review of his adverse benefit determination, shall have the opportunity to submit written comments, documents, records, and any other information relating to the claim for benefits. Each Claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such Claimant’s claim for benefits. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether the information was submitted or considered in the initial benefit determination. If a Claimant does not submit his request for review in writing within the 60-day period described above, his claim shall be deemed to have been conclusively determined for all purposes of the Plan and the adverse benefit determination will be deemed to be correct.
If the Claimant submits in writing a request for review of the adverse benefit determination within the 60-day period described above, the Board (or its designee) shall notify (in writing or electronically) him of its determination on review within a reasonable period of time but not later than 60 days from the date of receipt of his request for review, unless the Board (or its designee) determines that special circumstances require an extension of time. If the Board (or its designee) determines that an extension of time for processing a Claimant’s request for review is required, the Board (or its designee) shall notify him in writing before the end of the initial 60-day period and inform him of the special circumstances requiring an extension of time and the date by which the Board (or its designee) expects to render its determination on review. The extension of time will not exceed 60 days from the end of the initial 60-day period.
If the Board (or its designee) confirms the adverse benefit determination upon review, the notification will describe the specific reason or reasons for the adverse determination, refer to the specific Plan provisions on which the benefit determination is based, include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim and include a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA, and any other required information under applicable Department of Labor Regulations. The claims procedure described above shall be administered in a manner not inconsistent with Section 503 of ERISA and applicable Department of Labor Regulations.

A Claimant’s compliance with the foregoing claims procedures shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.
5.10 Section 409A. Notwithstanding any provision to the contrary in the Post-2004 Terms, nothing shall restrict the Company’s right to amend the Plan, the Post-2004 Terms, the Frozen Terms, any deferral agreement, and/or any deferral Election Form, without the consent of Participants and without additional consideration to affected Participants, to the extent necessary to avoid taxation, penalties, and/or interest arising under Section 409A, even if such amendments reduce, restrict, or eliminate rights granted thereunder before such amendments. Although the Company shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A, tax treatment of deferrals and other credits under the Plan (whether the Frozen Terms or the Post-2004 Terms) is not warranted or guaranteed. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to a Participant or his Beneficiary under Section 409A, the amounts credited to such Participant’s Deferral Account which become so taxable shall be distributed immediately to him; provided, however, that in no event shall amounts so payable under the Plan to a Participant exceed the value of his Deferral Account. Notwithstanding the foregoing, the Company, the Board, any Affiliate, or any delegatee shall not be held liable for any taxes, penalties, interest, or other monetary amounts owed by any Participant, Eligible Employee, Beneficiary, or other person as a result of the deferral or payment of any amounts under the Plan (whether the Frozen Terms or the Post-2004 Terms) or as a result of the administration of amounts subject to the Plan (whether the Frozen Terms or the Post-2004 Terms).
5.11 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
5.12 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio, without regard to its conflict or choice of law principles.
Executed at Cleveland, Ohio, this 11 day of December, 2008.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:	/s/ David L. Pugh Title: Chairman & CEO